UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2010

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b); (c) On July 23, 2010, Alcoa Inc. (“Alcoa”) announced that two senior finance executives will swap positions so each can broaden his experience within the global aluminum company. Effective August 1, 2010, the Board of Directors of Alcoa elected Tony R. Thene, currently Alcoa Vice President and Controller, to be Chief Financial Officer of Alcoa’s Engineered Products and Solutions (EPS) business group, and elected Graeme Bottger, currently Chief Financial Officer of the EPS business group, to succeed Mr. Thene as Alcoa Vice President and Controller. A copy of Alcoa’s press release dated July 23, 2010 is attached hereto as Exhibit 99 and is incorporated herein by reference.

Mr. Bottger, 51, joined Alcoa in 1980 as a product accountant at Alcoa’s Point Henry facility in Australia. Since then, he has held a series of accounting and financial management positions in Alcoa’s Australian smelting, rolling, extrusion, foil and alumina businesses and corporate office. Prior to his move to the United States in 1999 to accept an assignment in Alcoa’s financial analysis and planning department, Mr. Bottger held the position of Chief Financial Officer for Alcoa’s joint venture with Kobe Steel in Australia (KAAL). In 2001, Mr. Bottger was named Vice President, Finance, for Alcoa Home Exteriors where he was responsible for procurement, IT, credit, accounting and quality. He then became Vice President, Sales, in 2003, responsible for field sales, customer support and pricing administration. He was named Chief Financial Officer of Alcoa’s EPS business group in 2005.

In connection with Mr. Bottger’s election as Alcoa Vice President and Controller, Alcoa will provide temporary housing accommodations (including tax gross-up) in Pittsburgh, Pennsylvania until Mr. Bottger’s final workplace is determined. At that time, Alcoa will provide him with full relocation benefits, including 100% reimbursement for any loss upon the sale of his current home and tax gross-up, if necessary.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an exhibit to this report:

99	Alcoa Inc. press release dated July 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/S/ NICHOLAS J. DEROMA
Name:	Nicholas J. DeRoma
Title:	Executive Vice President,
Chief Legal and Compliance Officer

Date: July 23, 2010

EXHIBIT INDEX

Exhibit No.	Description

99	Alcoa Inc. press release dated July 23, 2010.

4